Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FOURTH QUARTER AND FULL YEAR 2018

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, January 31, 2019 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full year 2018 results:  Revenues in the fourth quarter 2018 were $34.6 million, compared to $35.2 million in the comparable prior year quarter, a decrease of $0.6 million, or 1.7%.  Revenues from the Company’s Lime and Limestone Operations in the fourth quarter 2018 decreased $0.8 million, or 2.2%, to $33.9 million from $34.7 million in the comparable 2017 quarter, while revenues from its Natural Gas Interests increased $0.2 million, or 29.6%, to $0.7 million in the fourth quarter 2018, from $0.5 million in the comparable 2017 quarter.  For the full year 2018, revenues were $144.4 million, compared to $144.8 million in 2017, a decrease of $0.4 million, or 0.3%.  Revenues from the Company’s Lime and Limestone Operations in 2018 decreased $0.7 million, or 0.5%, to $141.9 million from $142.6 million in 2017.  Revenues from its Natural Gas Interests increased $0.3 million, or 12.6%, to $2.5 million from $2.2 million in 2017.

The decrease in lime and limestone revenues in the fourth quarter 2018, compared to the fourth quarter 2017, resulted from decreased demand, primarily from the Company’s construction customers, partially offset by increased demand from its steel customers and a slight increase in average prices realized for the Company’s lime and limestone products.  Demand from the Company’s construction customers was adversely impacted in the fourth quarter 2018 by sustained rains throughout the month of October in Texas and the sale of a customer’s slurry business in September 2018 to a competitor.    The decrease in the Company’s lime and limestone revenues in the full year 2018, compared to 2017, resulted primarily from decreased demand, principally from its construction and environmental customers, partially offset by increased demand from its steel customers and a slight increase in average prices realized for the Company’s lime and limestone products.

Production volumes from the Company’s Natural Gas Interests in the fourth quarter 2018 totaled 121 thousand MCF, sold at an average price of $5.75 per MCF, compared to 133 thousand MCF, sold at an average price of $4.03 per MCF, in the comparable 2017 quarter.  Production volumes in the full year 2018 from natural gas totaled 501 thousand MCF, sold at an average price of $5.02 per MCF, compared to 559 thousand MCF, sold at an average price of $3.99 for the full year 2017.  The Company’s average prices per MCF were higher in the 2018 periods, compared to the prior year periods, due to increases in market prices for natural gas and natural gas liquids

The Company’s gross profit was $6.6 million in the fourth quarter 2018, compared to $7.8 million in the fourth quarter 2017, a decrease of $1.1 million, or 14.7%.  Gross profit in the full year 2018 was $30.5 million, a decrease of $3.9 million, or 11.3%, from $34.4 million in 2017.

Gross profit from the Company’s Lime and Limestone Operations was $6.4 million in the fourth quarter 2018, compared to $7.4 million in the fourth quarter 2017, a decrease of $1.1 million, or 14.3%.    The decreased gross profit for the Company’s Lime and Limestone Operations in the fourth quarter 2018, compared to the fourth quarter 2017, resulted primarily from the decreased revenues discussed above and changing mining conditions which led to increased quarrying costs in the fourth quarter 2018, compared to the comparable 2017 period.  Gross profit from the Company’s Lime and Limestone Operations was $29.5 million for the full year 2018, compared to $33.7 million for the full year 2017, a decrease of $4.2 million, or 12.4%.    The decreased gross profit for the Company’s Lime and Limestone Operations in 2018, compared to 2017, resulted primarily from increased quarrying and transportation costs.

Gross profit from the Company’s Natural Gas Interests was  $0.2 million in the fourth quarter 2018, compared to $0.3 million in the fourth quarter 2017, a decrease of $0.1 million, or 22.6%.  The decreased gross profit for the Company’s Natural Gas Interests in the fourth quarter 2018, compared to the fourth quarter 2017, resulted from higher depletion and lease operating expenses in the 2018 quarter.  Gross profit from the Company’s Natural Gas Interests was $1.0 million for the full year 2018, compared to $0.7 million for the full year 2017, an increase of $0.3 million, or

37.9%. The increased gross profit from the Company’s Natural Gas Interests for the full year 2018 resulted primarily from the increased revenues discussed above.

Income tax expense was $0.2 million in the fourth quarter 2018, compared to income tax benefit of $6.2 million in the fourth quarter 2017.  Income tax expense was $1.9 million in the full year 2018, compared to income tax benefit of $2.2 million in the full year 2017.  Income tax benefit in the fourth quarter and full year 2017 included a benefit of $7.4 million ($1.33 per share diluted in each of the fourth quarter and full year 2017) due to a reduction in the enacted federal income tax rates in 2017 and the one-time impact of the lower rate on deferred tax liabilities, net.

The Company reported net income of $4.2 million ($0.75 per share diluted) in the fourth quarter 2018, compared to $11.6 million ($2.07 per share diluted) in the fourth quarter 2017, a decrease of $7.4 million, or 63.5%.  The Company reported net income of $19.7 million ($3.51 per share diluted) in the full year 2018, compared to net income of $27.1 million ($4.86 per share diluted) in full year 2017, a decrease of $7.5 million, or 27.5%.

On November 19, 2018, the Company announced a 12-month extension of its repurchase program to repurchase up to the approximately $7.2 million of its common stock remaining under the program.  No additional shares have been repurchased to date.

“The fourth quarter closed out what has been a challenging year for us,”  said Timothy W. Byrne, President and Chief Executive Officer.    “Construction demand has not yet fully rebounded from the extended rainy season in Texas this past Fall.  We are pleased that strong demand from our steel customers partially offset the lower volume from construction.  We are increasing our prices for our lime and limestone products to regain some gross profit margin lost in 2018 due to lower revenues and higher production and transportation costs.  Our new kiln project at the St. Clair facility is continuing to go through final commissioning stages and is expected to start up around the end of the first quarter 2019,” added Mr. Byrne.

Dividend

The Company also announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.135 (13.5 cents) per share on the Company’s common stock. This dividend is payable on March 15, 2019 to shareholders of record at the close of business on February 22, 2019.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), metals (including steel producers), oil and gas services, roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company – O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
INCOME STATEMENTS

Revenues
Lime and limestone operations	$33,938	$34,702	$141,922	$142,612
Natural gas interests	696	537	2,513	2,232
Total	$34,634	$35,239	$144,435	$144,844

Gross profit
Lime and limestone operations	$6,370	$7,434	$29,482	$33,652
Natural gas interests	246	318	1,004	728
Total	$6,616	$7,752	$30,486	$34,380
Operating profit	$3,988	$5,194	$20,002	$24,227
Interest expense	52	67	243	241
Interest and other income, net	(502)	(292)	(1,809)	(957)
Income tax expense (benefit)	207	(6,164)	1,883	(2,205)
Net income	$4,231	$11,583	$19,685	$27,148

Income per share of common stock:
Basic	$0.76	$2.08	$3.52	$4.87
Diluted	$0.75	$2.07	$3.51	$4.86
Weighted-average shares outstanding:
Basic	5,598	5,579	5,595	5,577
Diluted	5,605	5,592	5,602	5,588
Cash dividends per share of common stock	$0.135	$0.135	$0.540	$0.540

			December 31,	December 31,
			2018	2017
BALANCE SHEETS
Assets:
Current assets			$101,358	$118,015
Property, plant and equipment, net			142,764	109,718
Other assets, net			549	713
Total assets			$244,671	$228,446
Liabilities and Stockholders’ Equity:
Current liabilities			$7,963	$9,359
Deferred tax liabilities, net			12,365	12,374
Other liabilities			1,376	1,461
Stockholders’ equity			222,967	205,252
Total liabilities and stockholders’ equity			$244,671	$228,446

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